Exhibit 99.1

Company Contact:	The Dilenschneider Group
Donald R. Peck, CFO	Michael Glickman – Investor Relations
617-638-2000	Mona Walsh – Media Relations
212-922-0900

FOR IMMEDIATE RELEASE

FIRST MARBLEHEAD ANNOUNCES THIRD QUARTER

FISCAL 2006 RESULTS

— Third Quarter Service Revenues and Net Income Increase 25% on Strong Securitization Results —

— Loan Facilitation Volume Growth Accelerates —

BOSTON, MA, April 27, 2006 – The First Marblehead Corporation (NYSE: FMD) today announced its financial and operating results for its third quarter of fiscal 2006 and for the nine months ended March 31, 2006.

Total service revenues for the third quarter of fiscal 2006 increased to $149.2 million, up 25% from $119.5 million in the third quarter of fiscal 2005. During the third quarter of fiscal 2006, the Company facilitated the securitization of $741 million of private student loans, which generated $114.7 million in service revenues. During the same fiscal quarter last year, the Company facilitated the securitization of $715 million of private student loans, which generated $93.4 million of service revenues.

Net income rose to $59.2 million, or $.93 per diluted share, in the third quarter of fiscal 2006, an increase of 25% in net income and 32% in diluted earnings per share. In its third quarter of last fiscal year, the Company reported net income of $47.4 million, or $.71 per diluted share.

Total service revenues for the nine months ended March 31, 2006 increased 39% to $414.7 million from $297.8 million in the same prior-year period, as securitization volumes and yields improved between the periods.

Net income for the nine months ended March 31, 2006 increased to $165.1 million, or $2.56 per diluted share, an increase of 42% in net income and 47% in diluted earnings per share. For the same nine-month period during the last fiscal year, the Company reported net income of $116.6 million, or $1.74 per diluted share.

The volume of loans facilitated during the third quarter of fiscal 2006 that are available for securitization increased 45% to $706 million, compared with $487 million facilitated during the third quarter last fiscal year and available for securitization. The rolling twelve month volume of loans available for securitization increased 32% to $2.73 billion for the twelve months ended March 31, 2006, compared with $2.07 billion for the twelve months ended March 31, 2005.

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Jack L. Kopnisky, First Marblehead’s President and CEO, commented, “Our financial and operating momentum continued to be strong during the third quarter of fiscal 2006. Growth in our volume of loans available for securitization accelerated to 45% for the quarter and increased to 32% on a rolling twelve-month basis. We also posted solid securitization results and extended our Bank of America DTC contract. During the quarter we continued to strengthen our business development pipeline, which includes new programs for existing clients as well as a broad range of private student loan services for new partners.”

Kopnisky continued, “As we close in on our June 30 fiscal year-end, we are in a position to reiterate our earlier guidance that we expect net income for fiscal 2006 to grow by 25-30% over fiscal 2005 levels, fueled by strong revenue growth.”

First Marblehead will host a conference call today, Thursday, April 27, 2006 at 5 p.m. EST, which will be simultaneously broadcast live over the Internet. Peter B. Tarr, Chairman and General Counsel, Jack L. Kopnisky, President and Chief Executive Officer, and Donald R. Peck, Executive Vice President and Chief Financial Officer, will host the call. To access the webcast, please log on to: www.firstmarblehead.com.

A replay will be available on First Marblehead’s website for 14 days. A telephone replay will also be available for 14 days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering the pass code 32077902.

About The First Marblehead Corporation

First Marblehead provides outsourcing services for private, non-governmental education lending in the United States. The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as businesses and other enterprises, with an integrated suite of design, implementation and securitization services for student loan programs tailored to meet the needs of their respective customers, students, employees and members.

This is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to revenue or  net income growth during fiscal 2006 and our outlook for the industry and for our performance for fiscal year 2006 and beyond, are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements represent First Marblehead’s expectations as of April 27, 2006. Subsequent events may cause our expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory and competitive and other factors that may cause First Marblehead’s performance or achievements to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause First Marblehead’s actual results to differ from its expectations include our success in structuring securitizations, the timing of our securitization activities, the estimates we make and the assumptions on which we rely in preparing our financial statements, our loan facilitation volumes, our relationships with key clients, and  the factors set forth under the caption “Item 1A – Risk Factors” in First Marblehead’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on February 8, 2006. These risks could cause actual results of the industry or our actual results for fiscal year 2006 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company.

-financial tables to follow-

The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Three and Nine Months Ended March 31, 2006 and 2005 (Unaudited)

(in thousands, except per share data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2006	2005	2006	2005
Service revenues:
Up-front structural advisory fees	$58,457	$55,000	$154,627	$120,050

Additional structural advisory fees:
From new securitizations	8,764	7,970	23,542	17,901
Trust updates	(37)	(28)	1,403	782
Total additional structural advisory fees	8,727	7,942	24,945	18,683

Residuals:
From new securitizations	47,432	31,345	125,648	88,402
Trust updates	5,623	3,808	25,596	13,434
Total residual revenues	53,055	35,153	151,244	101,836

Processing fees from TERI	26,583	20,610	77,779	54,547

Administrative and other fees	2,352	829	6,145	2,660

Total service revenues	149,174	119,534	414,740	297,776

Operating expenses:
Compensation and benefits	25,107	17,322	66,009	47,523

General and administrative expenses	24,140	20,391	72,956	51,702

Total operating expenses	49,247	37,713	138,965	99,225

Income from operations	99,927	81,821	275,775	198,551

Other income:
Total other income, net	1,394	1,046	6,759	2,166

Income before income tax expense	101,321	82,867	282,534	200,717

Income tax expense	42,099	35,429	117,393	84,100

Net income	$59,222	$47,438	$165,141	$116,617

Net income per share, basic	$0.94	$0.72	$2.59	$1.80

Net income per share, diluted	0.93	0.71	2.56	1.74

Weighted average shares outstanding, basic	62,856	65,684	63,780	64,871
Weighted average shares outstanding, diluted	63,364	67,216	64,392	66,937

The First Marblehead Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

As of March 31, 2006 and June 30, 2005 (Unaudited)

(in thousands, except share data)

	March 31, 2006	June 30, 2005

Assets
Cash and cash equivalents	$142,568	$193,796
Service receivables:
Structural advisory fees	78,316	53,371
Residuals	398,519	247,275
Processing fees from TERI	8,943	8,944

	485,778	309,590

Property and equipment, net	38,331	39,095

Goodwill	3,176	3,176
Intangible assets, net	2,092	2,620
Prepaid expenses	6,247	6,757
Other assets	3,983	3,159
Total assets	$682,175	$558,193

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$28,579	$33,318
Income taxes payable	1,823	—
Net deferred income tax liability	127,700	84,208
Notes payable and capital lease obligations	14,459	17,410
Other liabilities	3,547	1,691
Total liabilities	176,108	136,627

Commitments and contingencies
Stockholders’ equity:
Total stockholders’ equity	506,067	421,566
Total liabilities and stockholders’ equity	$682,175	$558,193

Note:  There were 62,899,260 and 64,899,824 shares of common stock outstanding at March 31, 2006 and June 30, 2005, respectively.

Appendix (A)

The First Marblehead Corporation and Subsidiaries

Loan Facilitation Metrics

(Dollars in Millions)

	3/31/2006	3/31/2005	% Increase (Decrease)
Q3 Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$402	$269	50%
School Channel Loans	253	172	47%
Private Label Loans	655	441	49%
GATE Loans	51	46	11%
Total Loan Facilitation Volume Available for Securitization	$706	$487	45%

Rolling Twelve Month Volume of Loans Available for Securitization
Direct-to-Consumer Loans	$1,898	$1,500	27%
School Channel Loans	715	461	55%
Private Label Loans	2,613	1,961	33%
GATE Loans	112	106	6%
Total Loan Facilitation Volume Available for Securitization	$2,725	$2,067	32%

Q3 Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$11	$18	(37)%
School Channel Loans	134	127	6%
Total Loan Facilitation Volume Not Available for Securitization	$145	$145	1%

Rolling Twelve Month Volume of Loans Not Available for Securitization
Direct-to-Consumer Loans	$49	$71	(31)%
School Channel Loans	406	418	(3)%
Total Loan Facilitation Volume Not Available for Securitization	$455	$489	(7)%

Percentage of Loans Available for Securitization
Q3	83%	77%
Rolling Twelve Month	86%	81%

The First Marblehead Corporation and Subsidiaries

Income Statement Metrics

Approximate Securitization Yields by Marketing Channel

Direct-to- Consumer	Volume of Loans Securitized ($millions)	Up-front Structural Advisory Fees(1)	Additional Structural Advisory Fees(1)	Residual Revenue(1)	Total Revenue

Q3 2006	$527 (71)%	8.7%	1.2%	7.7%	17.5%
Q3 2005	445 (62)%	9.6%	1.1%	6.1%	16.8%

School Channel

Q3 2006	$214 (29)%	5.9%	1.2%	3.2%	10.3%
Q3 2005	270 (38)%	4.4%	1.1%	1.4%	7.0%

Total
Q3 2006	$741
Q3 2005	715

Blended Yield(2)

Q3 2006		7.9%	1.2%	6.4%	15.5%
Q3 2005		7.6%	1.1%	4.4%	13.1%

(1) Revenues expressed as a percentage of the student loan balance securitized in each channel at the date of securitization.

(2) Blended yield represents securitization revenues as a percentage of the total principal and accrued interest of loans securitized for all marketing channels.

Note:  These yields by marketing channel represent an allocation of revenues and costs based on various estimates and assumptions regarding the relative profitability of these loans, and should be read with caution. Furthermore, these yields are dependent on a number of factors, including the mix of loans between marketing channels that are included in a particular securitization, the average life of loans, which can be impacted by the time of year that the loans are securitized and the relative mix of loans from students with various expected terms to graduation, the structure of, and prevailing market conditions at the time of a securitization, the marketing fees which our clients earn on loans we securitize for them, along with a number of other factors. Therefore, readers are cautioned that the blended yields and yields by marketing channel above may not be indicative of yields that we may be able to achieve in future securitizations.

The First Marblehead Corporation and Subsidiaries

Operating Expense Metrics

	Operating expenses
	Expenses reimbursed by TERI			Expenses not reimbursed by TERI
	Compensation and benefits	General and administrative expenses	Subtotal operating expenses	Compensation and benefits	General and administrative expenses	Subtotal operating expenses	Total operating expenses
	(in thousands )
Three months ended March 31,
2006	$13,454	$13,008	$26,462	$11,653	$11,132	$22,785	$49,247
2005	10,271	10,293	20,564	7,051	10,098	17,149	37,713

Nine months ended March 31,
2006	$39,383	$38,010	$77,393	$26,626	$34,946	$61,572	$138,965
2005	27,418	27,024	54,442	20,105	24,678	44,783	99,225

The First Marblehead Corporation and Subsidiaries

Balance Sheet Metrics

Roll-forward of Structural Advisory Fees and Residuals Receivable

(Dollars in Thousands)

	Three Months Ended March 31, 2006	Nine Months Ended March 31, 2006
Structural Advisory Fees Receivable

Beginning of period balance	$69,589	$53,371

Additions from new securitizations	8,764	23,542

Trust updates
Passage of time (present value accretion)	1,163	2,967
Other factors (See Note below)	(1,200)	(1,564)

	(37)	1,403

End of period balance	$78,316	$78,316

Residuals Receivable

Beginning of period balance	$345,464	$247,275

Additions from new securitizations	47,432	125,648

Trust updates
Passage of time (present value accretion)	10,917	27,578
Other factors (See Note below)	(5,294)	(1,982)

	5,623	25,596

End of period balance	$398,519	$398,519

Note: During the three and nine months ended March 31, 2006, the 10-year U.S. Treasury rate, on which we base our present value discounting of structural advisory fees receivable, increased 49 and 89 basis points, respectively, and had a negative effect on their valuation.

Other factors affecting the valuation of structural advisory fees and residuals receivable include changes in the implied forward LIBOR curve, as well as any adjustments of assumptions we use in estimating the fair value of these receivables. We also monitor the performance of trust assets, which we consider in our estimates.

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